Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 25, 2013	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

LOSS FOR THE FIRST QUARTER ENDED MARCH 31, 2013

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended March 31, 2013.

The Company’s revenues for the first quarter of 2013 were $50,518,000 compared with $64,084,000 for the first quarter of 2012.

Gaming revenues declined 22.5% compared to the first quarter of 2012, primarily as a result of increased competition in the region.

Other operating revenues were down 7% compared to last year to $5,215,000.  Occupancy levels in the Dover Downs Hotel were approximately 84% for the first quarter of 2013 compared with approximately 89% for the first quarter of 2012.

General and administrative expenses of $1,529,000 and depreciation expense of $2,509,000 were both down slightly compared to last year.

Interest expense decreased $184,000 during the quarter compared to the first quarter of 2012 due to lower interest rates and lower outstanding borrowings.

Net loss was ($283,000), or ($.01) per diluted share, compared with net earnings of $2,371,000, or $.07 per diluted share for the first quarter of 2012.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “We are continuing our dialogue with the Lottery and the Administration relative to a gaming tax structure and regulatory environment that is sustainable on a long-term basis.  The gaming industry as a whole is a significant contributor to the State’s General Fund, represents one of the larger employers in the State and is a critical component of the State’s tourism industry.  A business model that addresses the current competitive environment is in the best interest of all stakeholders and this is the message we’re delivering as we continue our communications.”

“We continue to move forward on the iGaming front.  The size of this new market and what it will mean to us financially remains to be seen, but judging from the response to the State’s RFP, there are a lot of iGaming providers extremely anxious to do business in Delaware.  We are pleased to see that the State remains on its timetable and we expect to begin our first online offerings on or about the end of September.”

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Gaming (1)	$45,303	$58,474
Other operating (2)	5,215	5,610
	50,518	64,084
Expenses:
Gaming	42,189	50,964
Other operating	4,018	3,900
General and administrative	1,529	1,556
Depreciation	2,509	2,680
	50,245	59,100

Operating earnings	273	4,984

Interest expense	402	586

(Loss) earnings before income taxes	(129)	4,398

Income tax expense	(154)	(2,027)

Net (loss) earnings	$(283)	$2,371

Net (loss) earnings per common share:
- Basic	$(0.01)	$0.07
- Diluted	$(0.01)	$0.07

Weighted average shares outstanding:
- Basic	31,846	31,743
- Diluted	31,846	31,743

(1)         Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)         Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS

Current assets:
Cash	$14,640	$14,993
Accounts receivable	3,939	4,093
Due from State of Delaware	2,549	9,708
Inventories	1,960	1,921
Prepaid expenses and other	2,757	3,207
Income taxes receivable	57	155
Deferred income taxes	1,331	1,284
Total current assets	27,233	35,361

Property and equipment, net	166,949	168,963
Other assets	1,020	938
Total assets	$195,202	$205,262

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,918	$3,785
Purses due horsemen	2,641	9,833
Accrued liabilities	9,667	10,361
Deferred revenue	236	346
Total current liabilities	16,462	24,325

Revolving line of credit	56,500	58,500
Liability for pension benefits	6,878	6,983
Deferred income taxes	2,112	1,994
Total liabilities	81,952	91,802

Stockholders’ equity:
Common stock	1,776	1,590
Class A common stock	1,487	1,660
Additional paid-in capital	4,175	4,136
Retained earnings	109,039	109,322
Accumulated other comprehensive loss	(3,227)	(3,248)
Total stockholders’ equity	113,250	113,460
Total liabilities and stockholders’ equity	$195,202	$205,262

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended
	March 31,
	2013	2012

Operating activities:
Net (loss) earnings	$(283)	$2,371
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	2,509	2,680
Amortization of credit facility origination fees	54	23
Stock-based compensation	196	215
Deferred income taxes	57	116
Changes in assets and liabilities:
Accounts receivable	154	229
Due from State of Delaware	7,159	5,833
Inventories	(39)	(48)
Prepaid expenses and other	386	66
Receivable from/payable to Dover Motorsports, Inc.	—	(12)
Income taxes receivable/payable	98	1,661
Accounts payable	215	(165)
Purses due horsemen	(7,192)	(5,303)
Accrued liabilities	(694)	(1,521)
Deferred revenue	(110)	16
Other liabilities	(80)	(176)
Net cash provided by operating activities	2,430	5,985

Investing activities:
Capital expenditures	(569)	(527)
Net cash used in investing activities	(569)	(527)

Financing activities:
Borrowings from revolving line of credit	29,690	4,230
Repayments of revolving line of credit	(31,690)	(8,730)
Dividends paid	—	(975)
Repurchase of common stock	(144)	(107)
Credit facility fees	(70)	—
Net cash used in financing activities	(2,214)	(5,582)

Net decrease in cash	(353)	(124)
Cash, beginning of period	14,993	18,634
Cash, end of period	$14,640	$18,510